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                          ADVANCED GLASSFIBER YARNS LLC

                  Announces Appointment of New Chairman and CEO

         Aiken, South Carolina, July 29, 2002/Businesswire/ -- Advanced Glassfiber Yarns LLC (AGY) has today announced that, effective immediately, Philippe Porcher has replaced Robert Porcher as AGY's Chairman of the Board and Chief Executive Officer. Philippe Porcher has served as a director of AGY since its formation in 1998 and is President of the Executive Board of Porcher Industries. A wholly owned subsidiary of Porcher Industries, Glass Holdings Corp., owns a 51% controlling interest in AGY.

         Robert Porcher will continue to serve as Chairman of the Supervisory Board of Porcher Industries.

         As part of his new duties, Philippe Porcher will have primary responsibility for all U.S. operations of Porcher Industries, including Porcher's banking and advisory relationships with U.S.-based financial institutions.

         As previously disclosed, AGY has engaged Credit Suisse First Boston as its financial advisor to explore strategic alternatives including, but not limited to, a restructuring of AGY's debt.

         Certain matters discussed in this press release, such as statements about our future operations and liquidity, may be forward-looking statements within the meaning of the federal securities laws. Although we believe that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be achieved. Factors that could cause actual results to differ materially from our current expectations include conditions in the electronics industry and the economy generally, the level of our indebtedness, our ability to obtain alternative financing on acceptable terms and the other risks detailed in the Company's SEC quarterly and annual reports and in our Registration Statement on Form S-4 (SEC File No. 333-72305).

         Advanced Glassfiber Yarns, headquartered in Aiken, SC, is one of the largest global suppliers of glass yarns, which are a critical material used in a variety of electronic, industrial construction and specialty applications.